UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2015

PINKBRICK HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55335	47-2384706
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 N. Dearborn Street, Suite #650 Chicago, IL	60602
(Address of principal executive offices)	(Zip Code)

312-726-9855

(Registrant’s telephone number, including area code)

c/o Central Park Advisors, LLC

40 Wall Street, 30th Floor

New York, NY 10005

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act.

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.01.	Changes in Control of Registrant.

On June 16, 2015, Vincent S. LoPriore, Chief Executive Officer of Pinkbrick Holdings Inc. (the “Company”) and a member of the Company’s Board of Directors (the “Board”), Thomas G. Folise, the Company’s President and a member of the Company’s Board, and James V. Folise, the Company’s Secretary and a member of the Company’s Board, entered into agreements to sell certain of their Company stockholdings, resulting in a change of control of the Company.

On July 1, 2015 (the “Closing Date”), (i) Mr. LoPriore sold 700,000 shares of Company common stock to Leonard Schiller, (ii) Mr. Thomas Folise sold 700,000 shares of Company common stock to Mr. Schiller, and (iii) Mr. James Folise sold 1,000,000 shares of Company common stock to Mr. Schiller. As a result of the transactions, Mr. Schiller owns approximately 80% of the Company’s outstanding common stock.

On the Closing Date, Mr. Thomas Folise resigned from the position of President, and Mr. James Folise resigned from the position of Secretary. Also on the Closing Date of the transactions, Mr. Schiller was appointed as the Company’s President. At such time, Mr. LoPriore resigned as Chief Executive Officer and was appointed as the Company’s Secretary. As of the Closing Date, we had three directors: Mr. LoPriore, Mr. Thomas Folise and Mr. James Folise.

Effective upon the 10th day after the mailing of the Company’s information statement on Schedule 14f-1 (the “Schedule 14f-1”) to the Company’s stockholders (the “Appointment Date”), Mr. Thomas G. Folise and Mr. James V. Folise will resign as directors. It is anticipated that Mr. Schiller will be appointed as the Company’s Chairman of the Board, and Mr. LoPriore will remain a director of the Company.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Resignation of Directors

Effective on the Appointment Date, Messrs. Thomas Folise and James Folise will resign as directors. The resignations are not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(b) Resignation of Officers

On the Closing Date, Mr. LoPriore resigned as the Company’s Chief Executive Officer, Mr. Thomas Folise resigned as the Company’s President and Mr. James Folise resigned as the Company’s Secretary. The resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(c) Appointment of Directors and Officers

The following persons were appointed as the Company’s officers on the Closing Date:

Name	Age	Position
Leonard Schiller	73	President
Vincent S. LoPriore	47	Secretary and Director

We anticipate that Messrs. Thomas Folise and James Folise will resign as directors on the Appointment Date, that Mr. Schiller will be appointed as the Company’s Chairman of the Board, and that effective as of the Appointment Date, the Company’s board membership will be as follows:

Name	Age	Position
Leonard Schiller	73	Chairman of the Board and President
Vincent S. LoPriore	47	Secretary and Director

The business background description of the newly appointed directors and officers is set forth below.

Leonard Schiller has been the Company’s President since the Closing Date. Mr. Schiller has been a director of Point Capital, Inc. since July 2014. He is President and Managing Partner of the Chicago law firm of Schiller Klein PC and has been associated with the firm since 1977. Mr. Schiller also has served as President of the Dearborn Group, a residential property management and real estate company with properties located in the Midwest. Mr. Schiller has been involved in the ownership of residential properties and commercial properties throughout the country. Mr. Schiller has acted as principal in numerous private loan transactions and has been responsible for the structure and management of these transactions. He has also served as a member of the Board of Directors of IMALL, an internet search engine company, which was acquired by Excite@Home. He also served as a member of the Board of AccuMed International, Inc., a company which manufactured and marketed medical diagnostic screening products, which was acquired by Molecular Diagnostics, Inc. He presently serves as a director of Milestone Scientific, Inc. He also serves as a director of Gravitas Cayman Corp. and a limited partner of Gravitas Capital Partners, LLC, a private hedge fund.

Vincent S. LoPriore served as the Company’s Chief Executive Officer and director from November 12, 2014 until the Closing Date, and as the Company’s Secretary and director since the Closing Date. Since January 2015, Mr. LoPriore has been a financial representative at JH Darbie and Co. Additionally, since November 2014, Mr. LoPriore has been a managing partner of Central Park Advisors, LLC, where he advises public and private companies. From January 2012 to December 2014, Mr. LoPriore acted as an advisor for Middlebury Securities, LLC. Since April 2010, Mr. LoPriore has also served as the managing partner of Gravitas Capital Partners. From May 2010 until January 2011, Mr. LoPriore served as an advisor to Bishop, Rosen & Co. Prior to that, Mr. LoPriore was an advisor to Axiom Capital Management from May 2008 to May 2010. Mr. LoPriore’s consulting and financial experience is an asset to the Company as it seeks to identify a business combination target.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2015

PINKBRICK HOLDINGS INC.

By:	/s/ Leonard Schiller
Name:	Leonard Schiller
Title:	President